EXHIBIT 10(xxii)

RETIREMENT AGREEMENT

This Retirement Agreement (this "Agreement") by and between The Stanley Works, a Connecticut corporation (the "Company"), and John M. Trani (the "Executive"), is entered into effective as of December 8, 2003 (the "Execution Date").

WHEREAS, the Executive is currently employed by the Company as its Chief Executive Officer and serves as Chairman of the Company's Board of Directors; and

WHEREAS, the Executive and the Company are parties to an Employment Agreement entered into as of January 1, 2000 (the "Employment Agreement"); and

WHEREAS, the Executive and the Company have agreed that effective as of December 31, 2003 the Executive will retire from his employment and cease to serve as a director of the Company;

WHEREAS, the Company and the Executive wish to set forth their mutual agreement as to the terms and conditions of such retirement;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.    Retirement. Effective as of December 31, 2003 (the "Retirement Date"), the Executive shall retire from his employment with the Company and shall resign from his position as a member and Chairman of the Board of Directors of the Company and from all other positions the Executive then holds as an officer or member of the board of directors of any of the Company's subsidiaries or affiliates (the Company and all of its subsidiaries and affiliates are hereinafter referred to as the "Affiliated Entities"). The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned effective as of the Retirement Date, regardless of when or whether he executes any such documentation.

2.    Employment and Equity Agreements. During the period from the Execution Date to the Retirement Date, the Employment Agreement shall continue in full force and effect. Without limiting the generality of the foregoing, the Employment Agreement shall govern any termination of Executive's employment which occurs prior to the Retirement Date. Upon the Executive's retirement from the Company on the Retirement Date, the Employment Agreement shall terminate and shall thereafter be of no force and effect; provided, however, that (1) Sections 3(b), 6(f)(ii), 7(a) and 8 of the Employment Agreement shall survive such termination, (2) the Executive shall be entitled to unpaid Base Salary (as defined in the Employment Agreement) and unpaid expenses (in accordance with Section 5(h) of the Employment Agreement) to the Retirement Date, and (3) the Executive shall be entitled to all other unpaid amounts, entitlements and benefits (whether earned or due) to which the Executive is entitled under the Company's compensation and benefit plans (to the extent not otherwise addressed in Section 3 hereof) in accordance with the terms and conditions of such plans and any underlying agreements evidencing awards under such plans, including, but not limited to, the incentive plan for the second half of fiscal year 2003 and any long-term incentive plan (but excluding any annual incentive plan). For the avoidance of doubt, the Executive shall be treated as a retiree pursuant to the plans, policies, programs, arrangements of, or other agreements with, the Company and, as such, his outstanding stock options (all of which options, to the extent not vested as of the Execution Date, will become vested as of the Retirement Date) shall remain exercisable for the remainder of their original terms.

3.    Retirement Benefits. If the Executive (a) continues in the employment of the Company until the Retirement Date, (b) executes the release (substantially in the form attached hereto as Exhibit A) and (c) does not revoke such release prior to the Revocation Date (as defined in Exhibit A), then, subject to the Executive's compliance with Sections 7(a) and 8 of the Employment Agreement, as set forth in Section 7 of this Agreement:

(i) in accordance with the Company's regular payroll practices, commencing immediately following the Revocation Date (but in no event prior to January 1, 2004), the Executive shall receive 24 monthly payments from the Company of $243,750;

(ii) commencing as of January 1, 2006, the Executive shall be entitled to receive the defined benefit plan benefits referred to in Section 5(c) of the Employment Agreement (taking into account the September 17, 1997 letter to the Executive from the Company) as if he had continued to remain employed with the Company until December 31, 2005 at an annualized rate of pay of $2,925,000 and based on his actual age on December 31, 2005. In respect of such defined benefit plan benefits, the parties agree that $113,742.82 shall be payable by the Company monthly in the form of a 100% joint and survivor annuity, less the aggregate monthly amount payable to the Executive pursuant to the Company's tax-qualified pension plans. For the avoidance of doubt, payments under this Section 3(ii) shall not be subject to offset or the Executive's continued compliance with Sections 7(a) and 8 of the Employment Agreement;

(iii) in accordance with Section 6(e)(iii) of the Employment Agreement, the Company shall pay to the Executive, as soon as practicable following the Retirement Date, a bonus for 2003 in an amount to be determined pursuant to the Company's annual incentive plan, which shall in no event be less than $1,200,000;

(iv) the Executive and his eligible dependents shall be provided with medical, life insurance and other welfare coverage until December 31, 2005 on the same basis and subject to the same terms and conditions as would be provided to him under the Employment Agreement if the Executive had terminated his employment thereunder for Good Reason;

(v) from the Retirement Date until December 31, 2005, the Company shall continue to pay the premiums under the insurance policies attached as Exhibit B to the Employment Agreement. When the Company's obligations to pay such premiums cease the Company shall have the right to receive, for each policy, (1) the lesser of (x) the sum of all premiums paid by the Company for which the Company has not received reimbursement, and (y) the cash surrender value of the policy, plus (2) the amount paid to the Executive's prior employer pursuant to the first sentence of Section 5(d) of the Employment Agreement; and

(vi) until December 31, 2006, the Company shall provide, at its expense, the Executive with (1) office space in New Britain, Connecticut suitable to his position as the former Chief Executive Officer of the Company and (2) executive secretarial services.

4.    Legal Fees. The Company shall pay directly or reimburse the Executive for reasonable legal fees and expenses incurred in connection with the negotiation and preparation of this Agreement; provided, however, that such payment or reimbursement obligation shall not exceed $25,000 in the aggregate.

5.    The Executive's Covenants. The Executive shall make himself available to the Company following the Retirement Date to assist the Affiliated Entities, as may be requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to matters that arose during the Executive's employment with the Company. The Company will reimburse the Executive for all reasonable expenses and costs he may incur as a result of providing assistance under this Section 5, upon receipt of proper documentation thereof. For the avoidance of doubt, the benefits to be provided to the Executive pursuant to Section 2 or 3 hereof shall not be subject to offset in the event of a breach or alleged breach by the Executive of this Section 5.

6.    Section 7 of the Employment Agreement. Nothing in Section 7 of the Employment Agreement shall be construed in a manner that would prevent the Executive (1) from providing a personal reference to any officer, employee or consultant upon the unsolicited request of such individual or (2) from continuing as a member of the board of directors of any entity on which the Executive is serving on the Retirement Date.

7.    Mitigation. The Executive shall be under no obligation to mitigate payments made hereunder by seeking employment and there shall be no offset against amounts due the Executive under this Agreement on account of (i) any remuneration attributable to any subsequent employment that he may obtain or (ii) except as otherwise provided in this Section 7, any claims the Company may have against the Executive. In the event of a violation of Section 7(a) or Section 8 of the Employment

Agreement, the Company's obligation to continue to pay the Executive the payments in Section 3(i) or to provide the benefits in Section 3(iv), Section 3(v) and Section 3(vi) shall cease as of the date of such breach.

8.    Release. The Company and the Executive shall each execute the release attached hereto as Exhibit A on or prior to the Retirement Date.

9.    Entire Agreement; Other Benefits. This Agreement shall be effective from the Execution Date and sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof. The Executive expressly acknowledges and agrees that in the event of his retirement on the Retirement Date, except as specifically set forth in this Agreement, he will not be entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from any of the Affiliated Entities. If the Executive employment terminates for any reason prior to the Retirement Date, this Agreement shall be null and void and of no further effect and the Employment Agreement shall remain in full force and effect, in which event the Executive will have preserved all rights pursuant to such agreement, including, but not limited to, any rights pursuant to Section 6(a)(iv)(F).

10.    Miscellaneous. Sections 9(a) and 9(b) (Successors; Binding Agreement), Section 11 (Miscellaneous) and Section 13 (Validity) of the Employment Agreement shall be deemed to be fully incorporated into this Agreement, provided that any reference to "this Agreement" in such sections shall be deemed to refer to this Retirement Agreement and not the Employment Agreement.

11.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before one arbitrator to be mutually agreed upon by the parties hereto. In the event the parties are unable to agree upon an arbitrator, the Company and the Executive shall each appoint an arbitrator, and these two arbitrators shall select a third, who shall be the arbitrator. Arbitration shall be held in Hartford, Connecticut in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of the Employment Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, it being acknowledged and agreed that any breach or threatened breach of the provisions of Section 7(a),8(a)(i) or 8(a)(ii) of the Employment Agreement will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Each party shall bear its own costs and expenses (including, without limitation, legal fees) in connection with any arbitration proceeding instituted hereunder; provided, however, that to the extent the Executive prevails, his costs and expenses shall be promptly reimbursed by the Company.

12.    Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or dispatched by private courier such as Federal Express, provided that in each case confirmation of receipt is obtained, or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Executive:

John M. Trani At his address on file with the Company
With a copy to:
The Law Offices of Joseph E. Bachelder 780 Third Avenue New York, New York 10017 Attention: Joseph E. Bachelder, Esq.

If to the Company:
The Stanley Works Company 1000 Stanley Drive New Britain, Connecticut 06053 Attention: General Counsel
With a copy to:
Stuart N. Alperin, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

13.    Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

14.    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

THE STANLEY WORKS
By:

Name: Derek V. Smith Title: Director

John M. Trani

EXHIBIT A

MUTUAL RELEASE

(a) John M. Trani ("Releasor") for and in consideration of benefits provided pursuant to a Retirement Agreement with The Stanley Works entered into effective as of December       ,2003 (the "Retirement Agreement"), does for himself and his heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge The Stanley Works and its parents, subsidiaries and affiliates (collectively, the "Company Group"), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (but as to any partner, officer, director, employee or agent, only in connection with, or in relationship to, his to its capacity as a partner, officer, director, employee or agent of the Company and its subsidiaries or affiliates and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or its subsidiaries or affiliates) (collectively, the "Company Releasees") from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor's heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Releasor executes this release arising out of or relating in any way to Releasor's employment or director relationship with the Company, or the termination thereof, including but not limited to, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor. Releasor shall not seek or be entitled to any recovery, in any action or proceeding that may be commenced on Releasor's behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any claim or damages based on (i) the Executive's rights under the Retirement Agreement, (ii) any right or claim that arises after the date the Executive executes this release, (iii) the Executive's eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability the Executive incurs or incurred as a director, officer or employee of the Company or any affiliate or subsidiary (including as a trustee, director or officer of any employee benefit plan) or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company or any affiliate or subsidiary are held jointly liable.

(b) Releasor has been advised to consult with an attorney of Releasor's choice prior to signing this release, has done so and enters into this release freely and voluntarily.

(c) Releasor has had in excess of twenty-one (21) calendar days to consider the terms of this release. Once Releasor has signed this release, Releasor has seven (7) additional days to revoke Releasor's consent and may do so by writing to the Company as provided in Section 12 of the Retirement Agreement. Releasor's release shall not be effective, and no payments or benefits shall be due under Section 3 of the Retirement Agreement, until the eighth day after Releasor shall have executed this release (the "Revocation Date") and returned it to the Company, assuming that Releasor has not revoked Releasor's consent to this release prior to such date.

(d) The Company, for and in consideration of the Executive's covenants under the Retirement Agreement, on behalf of itself and the other members of the Company Group and any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee, and each of them, does hereby now and forever, voluntarily, knowingly and willingly release and discharge, the Releasor and dependents, administrators, agents, executors, successors, assigns, and heirs, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Releasor, jointly or severally, the Company and each other member of the Company Group or any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Company executes this release arising out of or relating to the Executive's employment or director relationship with the Company or the termination thereof, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any federal, state or local employment law or ordinance, tort, contract or breach of public policy theory or alleged violation of any other legal obligation. Notwithstanding the foregoing, nothing herein shall release the Releasor and his dependents, administrators, agents, executors, successors, assigns, and heirs, (i) in respect of the Company's rights under the Retirement Agreement for any breach by the Executive of such agreement on or after the Execution Date of the Retirement Agreement, (ii) from any claims or damages based on any right or claim that arises after the date the Company executes this release or (iii) any right the Company or any affiliate or subsidiary may have to obtain contribution as permitted by law in the event of entry of judgment against it as a result of any act or failure to act for which the Company or any affiliate or subsidiary and the Executive are jointly liable.

(e) The Company's release shall become effective on the Revocation Date, assuming that Releasor shall have executed this release and returned it to the Company and has not revoked Releasor's consent to this release prior to the Revocation Date.

(f) In the event that any one or more of the provisions of this release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this release shall not in any way be affected or impaired thereby.

This release shall be governed by the law of the State of Connecticut without reference to its choice of law rules.

THE STANLEY WORKS

By: ______________________________ Name: Derek V. Smith Title: Director

Signed as of this      day of December, 2003.

__________________________________ John M. Trani

Signed as of this      day of December, 2003.

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